[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]
August 30, 2007
InfraSource Services, Inc.
100 West Sixth Street, Suite 300
Media, Pennsylvania 19063
Re:     U.S. Federal Income Tax Consequences of the Merger
Ladies and Gentlemen:
          You have requested our opinion as to certain United States federal income tax consequences of the merger (“Merger”) of Quanta MS Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of Quanta Services, Inc. (“Parent”), with and into InfraSource Services, Inc. (“Company”), pursuant to the Agreement and Plan of Merger among Company, Parent and Merger Sub dated March 18, 2007 (the “Agreement”). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.
          For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in an original or copy of the Agreement, the exhibits attached thereto, the Registration Statement on Form S-4 filed by Parent on April 20, 2007 with the Securities and Exchange Commission (and all amendments thereto) (the “Registration Statement”), and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Merger.
          In rendering this opinion, we are relying upon the representations, warranties and covenants made by Parent and Company in the Agreement as well as on letters of representation of even date hereto that we have received from officers of Parent and Company, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made “to the best of the knowledge,” “to the knowledge” or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding or agreement.

InfraSource Services, Inc.
August 30, 2007

          Based upon and subject to the foregoing, it is our opinion that for United States federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Company, Parent and Merger Sub will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.
          We express no opinion as to the tax consequences of the Merger except as expressly set forth above, or as to any transaction except the Merger. We also note that certain Company stockholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Merger to such Company stockholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the condition precedent to the Merger set forth in Section 6.2(c) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.
          Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Merger that are set forth above.
          If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.
          Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
/s/ Ballard Spahr Andrews & Ingersoll, LLP